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                                                                     EXHIBIT 3.1

                           TENTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                SERVICESOFT, INC.


         Servicesoft, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:


         1. The name of the Corporation is Servicesoft, Inc. The original Certificate of Incorporation (the "Original Certificate") was filed with the Secretary of State of the State of Delaware on June 3, 1987 in the name of Rosh Intelligent Systems, Inc. Restated Certificates of Incorporation were filed with the Secretary of State on October 2, 1989, May 23, 1990, December 14, 1992 (which was amended on October 26, 1993 to change the corporation's name to Servicesoft Corporation), February 2, 1994, June 23, 1995, February 9, 1998 (which was amended on February 13, 1998), February 10, 1999, June 18, 1999 and January 13, 2000.


         2. This Tenth Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Original Certificate, as heretofore amended, and was duly adopted by the Board of Directors in accordance with the provisions of Section 245 of the Delaware General Corporation Law (the "DGCL").

         3. The text of the Original Certificate, as amended, is hereby amended and restated in its entirety to provide as herein set forth in full.


                                    ARTICLE I

                                      NAME

      The name of the corporation is Servicesoft, Inc.


                                   ARTICLE II

                                REGISTERED OFFICE

         The registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
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                                   ARTICLE III

                                    PURPOSES

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.


                                   ARTICLE IV

                                  CAPITAL STOCK

         The total number of shares of all classes of stock which the Corporation has authority to issue is 121,450,002 (all with a par value of $0.01 per share), consisting of: 100,000,000 shares of common stock (the "Common Stock") and 21,450,002 shares of preferred stock (collectively, the "Preferred Stock"). There are five series of Preferred Stock. The first series consists of 8,000,000 shares and is designated Series H Convertible Preferred Stock (the "Series H Preferred"). The second series consists of 4,450,000 shares and is designated Series I Convertible Preferred Stock (the "Series I Preferred"). The third series consists of 4,000,000 shares and is designated Series J Convertible Preferred Stock (the "Series J Preferred). The fourth series consists of one share of Series X Special Preferred Voting Stock. The fifth series consists of one share of Series Y Special Preferred Voting Stock. The remainder shall be undesignated preferred stock. The Series H Preferred, Series I Preferred and Series J Preferred are collectively referred to as the "Convertible Preferred Stock."

         A. COMMON STOCK

                  1. Voting Rights. Except as otherwise provided by law or this Certificate, the holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

                  2. Liquidation Rights. Subject to the prior and superior rights of the Convertible Preferred Stock which are described below at Section B.2, upon the occurrence of any Liquidation Event (as defined below), the holders of Common Stock shall be entitled to participate ratably on a per share basis with the Convertible Preferred Stock (on an as-converted basis) in receiving the remaining funds, if any after satisfaction of creditor claims, available for distribution to stockholders.

                  3. Dividends. Subject to provisions of law and of this Certificate, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefore at such times and in such amounts as the Board of Directors may determine in its sole discretion.

         B. PREFERRED STOCK

                  1. Designation of Voting Rights. Each share of Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as


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shall equal the number of shares of Common Stock (including fractions of a share rounded up to the nearest whole number) into which each such share of Convertible Preferred Stock is then convertible.

                  2. Liquidation Preference.

                  (a) Upon the occurrence of any Liquidation Event (as defined below), the holders of the Series H Preferred (including, by virtue of a Support Agreement dated February 12, 1999 (the "Support Agreement") between the Corporation and Servicesoft Technologies (Canada) Inc. ("Servicesoft Canada"), all holders of shares of Servicesoft Canada convertible or exchangeable for Series H Preferred (the "Exchangeable Preferred")), shall be entitled to receive collectively an aggregate preference amount of $19,203,186 (the "Series H Preference Amount"). The holders of Series I Preferred shall be entitled to receive $4.10 per share of Series I Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) held by them plus any accrued and unpaid dividends on such shares of Series I Preferred (the "Series I Preference Amount"). The holders of Series J Preferred shall be entitled to receive $9.03 per share of Series J Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) held by them plus any accrued and unpaid dividends on such shares of Series J Preferred (the "Series J Preference Amount"). The Series H Preference Amount, Series I Preference Amount and Series J Preference Amount are referred to collectively as the "Preference Amounts". The full amount of the Preference Amounts to be paid under this Section B.2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or surplus funds of the Corporation to, the holders of Common Stock or any other capital stock of the Corporation ranking on liquidation junior to the Series H, Series I and Series J Preferred in connection with such Liquidation Event (collectively, the "Junior Stock"). If the assets or surplus funds to be distributed to the holders of Series H Preferred (including the holders of shares of Exchangeable Preferred), Series I Preferred and Series J Preferred are insufficient to permit the payment to such holders of the entire Preference Amounts, the assets and surplus funds legally available for distribution shall be distributed ratably among such holders in the same proportion to the entire Preference Amounts each such holder would otherwise be entitled to receive. The procedure for allocating the Series H Preference Amount among the parties entitled to it shall be set forth in a Second Amended and Restated Shareholders Agreement of approximately the date of filing of this Certificate among the Corporation, certain holders of Convertible Preferred Stock, and a certain executive of the Corporation (the "Shareholders Agreement").

                  (b) After the payment or setting apart for payment to the holders of the Series H Preferred (including shares of Exchangeable Preferred), the Series I Preferred and the Series J Preferred of the entire Preference Amounts so payable to them under Section 2(a), any additional assets and surplus funds legally available for distribution shall be distributed as follows:

                           (i) initially, the Junior Stock shall be entitled to
receive an amount per share equal to the minimum per share amount paid to the holders of Series H Preferred prior to any further distributions to the holders of Convertible Preferred Stock;

                           (ii) thereafter, the holders of Junior Stock,
together with those holders of Series H Preferred who have received the same per share distribution as the Junior Stock


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(following completion of the distributions under clause (i) above), shall be entitled to receive an amount per share equal to the difference between the amount already received by them and the amount received by the holders of Series H Preferred who received the next highest per share amount;

                           (iii) thereafter, the holders of Junior Stock,
together with all those holders of Series H Preferred who have received the same per share distribution as the Junior Stock (following completion of the distributions under clause (ii) above), shall be entitled to an amount per share equal to the difference between the per share amount already received by them and the maximum per share amount already paid to the holders of Series H Preferred;

                           (iv) thereafter, the holders of Junior Stock,
together with all holders of Series H Preferred, shall be entitled to an amount per share equal to the difference between the per share amount already received by them and the per share amount distributed to holders of the Series I Preferred;

                           (v) thereafter, the holders of Junior Stock, together
with all holders of Series H Preferred and Series I Preferred, shall be entitled to an amount per share equal to the difference between the per share amount received by them and the per share amount distributed to holders of the Series J Preferred; and

                           (vi) thereafter, the holders of Junior Stock, Series
H Preferred, Series I Preferred and Series J Preferred shall be entitled to participate ratably on a per share as-if-converted or exercised basis in receiving all remaining assets or surplus funds of the Corporation.

                  (c) For purposes of this Certificate, "Liquidation Event" shall mean (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the business of the Corporation, (ii) any sale of all or substantially all of the assets, properties or business of the Corporation and its subsidiaries taken as a whole, (iii) the acquisition of the Corporation by another entity by way of merger or consolidation or any other corporate reorganization, transaction or event in which the stockholders of the Corporation immediately prior thereto own less than 50% of the Corporation's voting power immediately after such event or transaction, or (iv) any transaction or series of related transactions to which the Corporation is a party in which in excess of 50% of the Corporation's voting power is transferred (excluding in the case of clauses (iii) and (iv) any merger effected exclusively for purposes of changing the domicile of the Corporation).

                  (d) For purposes of this Section B.2, in the event any of the assets of the Corporation are to be distributed other than in cash and/or publicly traded securities, the value of the consideration received by the Corporation shall be determined by competent independent appraisers engaged by the Corporation's Board of Directors. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of capital stock of the Corporation of the appraiser's valuation.

                  3. Dividends.

                  (a) Holders of Convertible Preferred Stock, in preference to the holders


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of any Junior Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of 6% per annum on the Original Issue Price (as hereinafter defined) on each outstanding share of Convertible Preferred Stock held by such holder (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like). The Original Issue Price of the Series H Preferred shall be $2.53 per share. The Original Issue Price of the Series I Preferred shall be $4.10 per share. The Original Issue Price of the Series J Preferred shall be $9.03 per share. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. If less than full dividends are paid or declared and set aside for payment to the holders of the Convertible Preferred Stock, then the amount to be paid or declared and set apart for payment shall be divided as between the holders of the Series H Preferred, the holders of the Series I Preferred, and the holders of the Series J Preferred, ratably in the same proportion such holders would have received had the full amount of dividends been declared and paid.

                  (b) So long as any shares of Convertible Preferred Stock are outstanding, no dividend, whether in cash or in property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer pursuant to Article V hereof) until all accrued and unpaid dividends (as set forth in Section 3(a) above) on the Convertible Preferred Stock have been paid in full, in cash, or declared and set apart, in full, in cash, and all redemptions of Convertible Preferred Stock then due and payable (as set forth in Section B.5 of Article IV) have been paid in full, in cash, or set apart for payment in full, in cash. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid, in cash, with respect to all outstanding shares of the Convertible Preferred Stock in an amount equal per share (on an as-if-converted basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 3(b) shall not, however, apply to (i) a dividend payable in Common Stock with respect to which an appropriate adjustment to the Conversion Rate applicable to the Convertible Preferred Stock is made pursuant to Section 4(f) or (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock.

                  4. Conversion. The holders of any shares of Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) General. Subject to and in compliance with the provisions of this Section 4, any shares of the Convertible Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully-paid and non-assessable shares (calculated as to each conversion to the largest whole share) of Common Stock. The number of shares of Common Stock to which a holder of Convertible Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable Conversion Rate (determined as provided in Section 4(d)) by the number of shares of Convertible Preferred Stock being converted.

                  (b) Mechanics of Conversion. Before any holder of Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall


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surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein his name or the name or names of his nominees in which such holder wishes the certificate or certificate for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Convertible Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate or certificates for such number of shares of Convertible Preferred Stock as were represented by the certificates surrendered and not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock from and after the close of business on such date.

                  (c) Automatic Conversion. All shares of Preferred Stock not theretofore converted shall automatically be converted into Common Stock in accordance with the provisions of this Section 4 upon the earlier of (i) the affirmative vote of the holders of at least two-thirds of the shares of Convertible Preferred Stock then outstanding including the holders of the Exchangeable Preferred (voting together as a single class); provided, however, that the Series I Preferred shall not be converted into Common Stock without the affirmative vote of the holders of at least two-thirds of the shares of the Series I Preferred then outstanding and the Series J Preferred shall not be converted into Common Stock without the affirmative vote of the holders of at least two-thirds of the shares of Series J Preferred then outstanding, and (ii) concurrently with the effectiveness of a firm commitment, underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of the Corporation's Common Stock to the public with aggregate gross proceeds to the Corporation of not less than $30,000,000 and which places a value on the Corporation of not less than $250,000,000 (a "Qualified Public Offering").

                  (d) Conversion Rate. The "Series H Conversion Rate" in effect for the Series H Preferred shall be the quotient obtained by dividing $2.53 by the Series H Conversion Value, calculated as provided in Section 4(e). The "Series I Conversion Rate" in effect for the Series I Preferred shall be the quotient obtained by dividing $4.10 by the Series I Conversion Value, calculated as provided in Section 4(e). The "Series J Conversion Rate" in effect for the Series J Preferred shall be the quotient obtained by dividing $9.03 by the Series J Conversion Value, calculated as provided in Section 4(e). The Series H Conversion Rate, the Series I Conversion Rate and the Series J Conversion Rate are herein generally referred to as the "Conversion Rate."

                  (e) Conversion Value. The "Series H Conversion Value" in effect for the Series H Preferred shall initially be $2.53, as such amount may be as adjusted from time to time in accordance with Section 4(f) hereof. The "Series I Conversion Value" in effect for the Series I Preferred shall initially be $4.10, as such amount may be adjusted from time to time in accordance with
Section 4(f) hereof. The "Series J Conversion Value" in effect for the Series J Preferred shall initially be $9.03, as such amount may be adjusted from time to time in accordance with Section 4(f) hereof. The Series H Conversion Value, the Series I Conversion Value and the Series J Conversion Value are herein generally referred to as the "Conversion Value."



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                  (f) Adjustments to the Applicable Conversion Value for
Diluting Issuance of Securities.

                           (i) Special Definitions. For purposes of this Section
4(f), the following definitions shall apply:

                                (1) "Option" shall mean all rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                (2) "Convertible Securities" shall mean any
evidences of indebtedness, capital stock (other than Common Stock, Convertible Preferred Stock and Exchangeable Preferred) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                                (3) "Additional Shares of Common Stock" shall
mean all shares of Common Stock issued (or, pursuant to Section 4(f)(iii), deemed to be issued) by the Corporation after the filing date of this Certificate (the "Filing Date"), but shall not include:

                                    (a) shares of Common Stock issued or
issuable upon conversion of shares of the Convertible Preferred Stock, the Series C Exchangeable Common Shares of Servicesoft Canada (the "Exchangeable Common Shares") or the Exchangeable Preferred;

                                    (b) shares of Common Stock issued or
issuable to officers, employees or directors of, or consultants to, the Corporation pursuant to the Corporation's stock option and grant plans approved by the Board of Directors including the approval of a majority of the members of the Board of Directors who are not employees of the Corporation;

                                    (c) shares of Common Stock issued or
issuable upon exercise of warrants to purchase shares of Common Stock outstanding as of the Filing Date; or

                                    (d) as a dividend or distribution in
Convertible Preferred Stock as pursuant to any event for which adjustment is made pursuant to subparagraphs (f)(vi) or (vii) hereof.

                           (ii) No Adjustment of Applicable Conversion Rate or
Applicable Conversion Value. No adjustment to the applicable Conversion Rate or applicable Conversion Value shall be made in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Value in effect immediately prior to the time that such Additional Shares of Common Stock are issued or deemed to be issued.

                           (iii) Issue of Securities; Deemed Issue of Additional
Shares of Common Stock.

                                (1) Options and Convertible Securities. In the
event the Corporation at any time or from time to time after the Filing Date issues any Options or Convertible


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Securities or fixes a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of any such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(f)(v) hereof) of such Additional Shares of Common Stock is less than the applicable Conversion Value in effect on the date immediately prior to such issue, or such record date, as the case may be, and provided further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                    (a) no further adjustment in the applicable
Conversion Value shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (b) if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Value computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such options or the rights of conversion or exchange under such Convertible Securities;

                                    (c) upon the expiration of any such Options
or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Value computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                  (i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                  (ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common


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Stock deemed to have been then issued was the consideration actually received by the Corporation (determined pursuant to Section 4(f)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                    (d) no readjustment pursuant to clause (B)
or (C) above shall have the effect of increasing the applicable Conversion Value to an amount which exceeds the lower of (i) the applicable Conversion Value on the Filing Date, or (ii) the applicable Conversion Value that would have resulted from any issuance of Additional Shares of Common Stock between the Filing Date and such readjustment date;

                                    (e) in the case of any Options which expire
by their terms not more than 30 days after the date of issue thereof, no adjustment of the applicable Conversion Value shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

                                    (f) if such record date shall have been
fixed and such Options or Convertible Securities are not issued on the date fixed thereof, the adjustment previously made in the applicable Conversion Value which become effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Value shall be adjusted pursuant to this Section 4(f)(iii) as of the actual date of their issuance.

                                (2) Stock Dividends, Stock Distribution and
Subdivisions. In the event the Corporation at any time or from time to time after the Filing Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or make any other distribution on the Common stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock) or in the event the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise into a lesser number of shares, or any right to acquire Common Stock for no consideration, then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                                    (a) in the case of such dividend or
distribution, immediately after the close of business on the record date of the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                                    (b) in the case of any subdivisions, at the
close of business on the date immediately prior to the date upon which such corporate action becomes effective.

If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the applicable Conversion Value which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Value shall be adjusted pursuant to this Section 4(f)(iii) as of the time of actual payment of such dividend.



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                           (iv) Adjustment of Conversion Price Upon Issuance of
Additional Shares of Stock. In the event that the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(f)(iii)(1), but excluding Additional Shares of Common Stock issued pursuant to Section 4(f)(iii)(2), which event is dealt with in Section 4(f)(vi) hereof) without consideration or for consideration per share less than the applicable Conversion Value in effect on the date of and immediately prior to such issue, then and in such event, such applicable Conversion Value shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such applicable Conversion Value by a fraction (X) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Convertible Preferred Stock (including Convertible Preferred Stock issuable in respect of the Exchangeable Preferred) or Convertible Securities and upon exchange of the Exchangeable Common), plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Conversion Value, and (Y) the denominator which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (calculated in accordance with clause (X)(1) above) plus (2) the number of such Additional Shares of Common Stock so issued, provided, that the applicable Conversion Value shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more. Upon any adjustment of the applicable Conversion Value pursuant to this Section 4(f)(iv), the applicable Conversion Rate shall be correspondingly adjusted.

                           (v) Determination of Consideration. For purposes of
this Section 4(f), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

                                (1) Cash and Property: Such consideration shall:

                                    (a) insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                    (b) insofar as it consists of property other
than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                    (c) in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                                (2) Options and Convertible Securities. The


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consideration per share received by the Corporation for Additional Shares of
Common Stock deemed to have been issued pursuant to Section 4(f)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing:

                                    (x) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                    (y) the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (vi) Adjustment for Dividends, Distributions,
Subdivisions, Combinations or Consolidation of Common Stock.

                                (1) Stock Dividends, Distribution or
Subdivisions. In the event the Corporation shall issue Additional Shares of Common Stock pursuant to Section 4(f)(iii)(2) in a stock dividend, stock distribution or subdivision, the applicable Conversion Value in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased and the applicable Conversion Rate correspondingly adjusted.

                                (2) Combinations or Consolidation. In the event
the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise pursuant to Section 4(f)(iii)(2) above, into a lesser number of shares of Common Stock, the applicable Conversion Value in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased and the applicable Conversion Rate correspondingly adjusted.

                           (vii) Adjustment for Merger or Reorganization, etc.
In the case of any capital reorganization (other than as a recapitalization, subdivision, combination, classification, exchange or substitution of shares provided elsewhere in this Section B.4), each share of Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Convertible Preferred Stock would have been entitled upon such capital reorganization; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Convertible Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Rate and applicable Conversion Value) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Convertible Preferred Stock.

                  (g) No Impairment. Without the consent of the holders of a majority of the then outstanding Convertible Preferred Stock, the Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Preferred Stock against impairment.

                  (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Value and applicable Conversion Rate pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Convertible Preferred Stock upon request a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

                  (i) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Convertible Preferred Stock.

                  5. Redemption.

                  (a) To the extent permitted by the General Corporation Law of Delaware and presuming there previously has not been a Liquidation Event, the Series H Preferred shall be redeemable as follows:

                           (i) On each of February 10, 2004, February 10, 2005,
and February 10, 2006 (each a "Series H Redemption Date"), the Corporation shall, upon the affirmative vote of the holders of a majority of shares of the Series H Preferred as specified in Section 5(a)(iii) below, at the option of a holder of the Series H Preferred, such option to be effected by delivering a Series H Redemption Notice (as defined below) to the Corporation at least 60 days prior to such Series H Redemption Date, redeem: (i) on February 10, 2004 (the "First Redemption Date"), an amount not to exceed 33.3% of all such Series H Preferred outstanding immediately prior to such date, (ii) on February 10, 2005, an amount not to exceed 33.3% of all shares of Series H Preferred outstanding as of the First Redemption Date plus any shares of Series H Preferred which were eligible for redemption on the First Redemption Date, and
(iii) on February 10, 2006, the remainder of all outstanding Series H Preferred.

                           (ii) The Series H Preferred to be redeemed on any
Series H Redemption Date shall be redeemed by paying for each share in cash an amount equal to the same amount per share as would be payable if there were to be a Liquidation Event, plus a 10% per annum "redemption value," compounded on each Series H Redemption Date, plus declared and unpaid dividends with respect to such shares (the "Series H Redemption Price"). Such notice shall state the number of shares of Series H Preferred to be redeemed.

                           (iii) On or before 105 days prior to each Series H
Redemption Date, the Corporation shall conduct a vote of the holders of the Series H Preferred with regard to whether to effectuate the redemption provision as of the then forthcoming Series H Redemption Date. Should a majority of the then outstanding shares of the Series H Preferred approve that redemption no less than 75 days prior to each Redemption Date the Company shall send a notice (a "Series H Redemption Notice") to all holders of Series H Preferred to be redeemed, setting forth (i) the Series H Redemption Price for the shares to be redeemed and (ii) the place at which such holders may obtain payment of the Series H Redemption Price upon surrender of their share certificates. The Corporation shall send a copy of such Series H Redemption Notice to each holder of Series I Preferred and Series J Preferred concurrently with its delivery to the holders of the Series H Preferred.

                           (iv) Shares subject to redemption pursuant to this
Section 5(a) shall be redeemed from each holder of the Series H Preferred on a pro rata basis. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at a Series H Redemption Date, then it shall redeem such shares on a pro rata basis (based on the portion of the aggregate Series H Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

                  (b) To the extent permitted by the General Corporation Law of Delaware and presuming there previously has not been a Liquidation Event, the Series I Preferred and Series J Preferred shall be redeemable as follows:

                           (i) On each of February 10, 2004, February 10, 2005,
and February 10, 2006, (each a "Series I/J Redemption Date"), the Corporation shall at the option of a holder of the Series I Preferred or Series J Preferred, such option to be effected by delivering a Series I/J Redemption Notice (as defined below) to the Corporation at least 60 days prior to such Series I/J Redemption Date, redeem: (i) on the First Redemption Date, an amount of shares of Series I and Series J Preferred not to exceed 33.3% of all such Series I and Series J Preferred outstanding immediately prior to such date, (ii) on February 10, 2005, an amount of shares of Series I and Series J Preferred not to exceed 33.3% of all such Series I and Series J Preferred outstanding as of the First Redemption Date plus any shares of Series I and Series J Preferred which were eligible for redemption on the First Redemption Date, and (iii) on February 10, 2006, the remainder of all outstanding Series I and Series J Preferred.

                           (ii) The Series I and Series J Preferred to be
redeemed on any Series I/J Redemption Date shall be redeemed by paying for each share in cash an amount equal to the same amount per share as would be payable if there were to be a Liquidation Event, plus a 10% per annum "redemption value," compounded on each Series I/J Redemption Date, plus declared and unpaid dividends with respect to such shares (the "Series I/J Redemption Price"). Such notice shall state the number of shares of Series I/J Preferred to be redeemed.

                           (iii) No less than 75 days prior to each Series I/J
Redemption Date the Corporation shall send a notice (a "Series I/J Redemption Notice") to all holders of Series I and

Series J Preferred to be redeemed, setting forth (i) the Series I/J Redemption Price for the shares to be redeemed and (ii) the place at which such holders may obtain payment of the Series I/J Redemption Price upon surrender of their share certificates.

                           (iv) Shares subject to redemption pursuant to this
Section 5(b) shall be redeemed from each holder of the Series I and Series J Preferred on a pro rata basis, treating the Series I and J Preferred as a single class. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at a Series I/J Redemption Date, then it shall redeem such shares on a pro rata basis (based on the portion of the aggregate Series I/J Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

                  (c) Notwithstanding any provisions of this Section 5, the Corporation shall not redeem any shares of Series H Preferred unless it shall simultaneously redeem the maximum amount of Series I and Series J Preferred which are subject to redemption or shall have reserved sufficient funds, in full, in cash, to redeem the maximum amount of Series I and Series J Preferred which could be subject to redemption.

                  (d) From and after a Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds or financing, all rights of the holder of such shares as a holder of Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of such holder's certificate(s)), shall cease and terminate with respect to such shares; provided, that in the event that shares of Convertible Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds or financing or otherwise pursuant to Section 5(f) below, such shares of Convertible Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

                  (e) On or promptly after the date of redemption as specified in the Series H Redemption Notice or Series I/J Redemption Notice, as the case may be, the holder shall surrender such holder's certificate for the number of shares to be redeemed as stated in the notice. If less than all of the shares represented by such certificates are redeemed, a new certificate shall forthwith be issued for the unredeemed shares. Until the date of redemption specified in the notice, the holders of such Series H or Series I and Series J Preferred, as the case may be, shall continue to have the right to convert the same pursuant to the provisions of Section 4 hereof.

                  (f) Should Delaware law or some other valid legal reason prevent the Corporation from redeeming shares on the date otherwise required by operation of the foregoing procedures, the Corporation shall effectuate the redemption as soon thereafter as it legally can do so.

                  (g) The provisions of this Section 5 shall terminate and have no further effect upon the closing of a Qualified Public Offering.

                  C. SPECIAL PREFERRED VOTING STOCK.

                           1. Series X Special Preferred Voting Stock. A series
of Preferred Stock, consisting of one share of such stock, is hereby designated as "Series X Special Preferred Voting Stock." The record holder of the Series X Special Preferred Voting Stock shall not be entitled to receive any dividends or other distributions or to receive or participate in any distribution of assets upon any Liquidation Event. Except as otherwise required by applicable law, at each annual or special meeting of stockholders of the Corporation the record holder of the Series X Special Preferred Voting Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Common Stock, voting together with the holders of the Common Stock as a single class (except as otherwise provided herein or by applicable law), and the record holder of the Series X Special Preferred Voting Stock shall be entitled to cast on any such matter a number of votes equal to the number of Exchangeable Common Shares of Servicesoft Canada and its successors at law, whether by merger, amalgamation or otherwise, outstanding as of the record date for such annual or special meeting of stockholders, which are not owned by the Corporation or any subsidiary of the Corporation. At such time as no Exchangeable Common Shares (other than Exchangeable Common Shares owned by the Corporation or any subsidiary of the Corporation) shall be outstanding and there are no shares of stock, debt, options or other agreements which could give rise to the issuance of any Exchangeable Common Shares to any person (other than the Corporation or any subsidiary of the Corporation), the share of Series X Special Preferred Voting Stock shall automatically be redeemed for $1.00, and upon any such redemption or other purchase or acquisition of the Series X Special Preferred Voting Stock by the Corporation the share of Series X Special Preferred Voting Stock shall be deemed retired and canceled and may not be reissued.

                           2. Series Y Special Preferred Voting Stock. A series
of Preferred Stock, consisting of one share of such stock, is hereby designated as "Series Y Special Preferred Voting Stock." The record holder of the Series Y Special Preferred Voting Stock shall not be entitled to receive any dividends or other distributions or to receive or participate in any Liquidation Event. Except as otherwise required by applicable law, at each annual or special meeting of stockholders of the Corporation the record holder of the Series Y Special Preferred Voting Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Series H Preferred, voting together with the holders of the Series H Convertible Preferred Stock as a single class (except as otherwise provided herein or by applicable law), and the record holder of the Series Y Special Preferred Voting Stock shall be entitled to cast on any such matter a number of votes equal to the number of shares of Exchangeable Preferred of Servicesoft Canada and its successors at law, whether by merger, amalgamation or otherwise, outstanding as of the record date for such annual or special meeting of stockholders, which are not owned by the Corporation or any subsidiary of the Corporation. At such time as no Exchangeable Preferred Shares (other than Exchangeable Preferred Shares owned by the Corporation or any subsidiary of the Corporation) shall be outstanding and there are no shares of stock, debt, options or other agreements which could give rise to the issuance of any Exchangeable Preferred Shares to any person (other than the Corporation or any subsidiary of the Corporation), the share of Series Y Special Preferred Voting Stock shall automatically be redeemed for $1.00, and upon any such redemption or other purchase or acquisition of the Series Y Special Preferred Voting Stock by the Corporation the share or Series Y Special Preferred Voting Stock shall be deemed retired and canceled and may not be reissued.

         D. UNDESIGNATED PREFERRED STOCK. The Board of Directors or any authorized committee thereof is expressly authorized to the fullest extent permitted by law to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designation, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

                                    ARTICLE V

                             RIGHT OF FIRST REFUSAL

            If at any time any holder of the Corporation's Common Stock or Preferred Stock desires to sell or transfer all or any part of such holder's shares (the "Shares") to another person (a "Proposed Transferee"), such holder (the "Offeror") shall submit, prior to consummating any such sale or transfer, a written offer (the "Offer") to the Corporation to sell such shares (the "Offered Shares"); provided, however, that the provisions of this Article V shall not apply to the holders of the Series I or Series J Preferred. The Offer shall state in reasonable detail the proposed sale or transfer including, without limitation, the number of Shares to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee (the "Proposed Transferee").

            Such Offer shall be at least as favorable to the Company as those on which the Offeror proposes to sell the Offered Shares to the Proposed Transferee. The Offer shall disclose the name and address of the Proposed Transferee, the number of Offered Shares proposed to be sold, the total number of shares owned by the Offeror, the terms and conditions, including price, of the proposed sale and any other material facts relating to the proposed sale. The Offer shall further state that the Company may acquire all (but not less than all) of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

            The Corporation shall communicate in writing its election to either purchase all (but not less than all) or none of the Offered Shares to the Offeror, which communication shall be delivered in person or mailed to the Offeror at the address provided by the Offeror within seven days of the date the Offer is made. Such communication shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Shares. Sales of the Offered Shares to be sold to the Corporation pursuant to this Article V shall be made at the offices of the Corporation on the 20th day following the date the Offer is made (or if such 20th day is not a business day, then on the next succeeding business day). Such sale shall be effected by the Offeror's delivery to the Corporation of a certificate or certificates evidencing the Offered Shares to be purchased by it, duly endorsed for transfer to the Corporation against payment to the Offeror of the purchaser price therefor by the Corporation.

            If the Corporation fails to exercise its right to purchase all of the Offered Shares described in the Offer, such Offeror (if it is not a Major Shareholder, as defined in the Shareholders Agreement) may, not later than 120 days following delivery to the Corporation of the original Offer, enter into an agreement providing for the closing of the transfer of the Offered Shares covered by the Offer on terms and conditions materially no more favorable to the proposed Transferee than those described in the Offer. Any proposed transfer on terms and conditions materially more favorable to the Proposed Transferee than those described in the Offer, as well as any subsequent proposed transfer of any of the Shares held by the Offeror, shall again be subject to the right of first refusal of the Corporation and shall require compliance by a Offeror with the procedures described in this Article V.

            If the Offeror is a Major Shareholder and the Corporation has failed to exercise its purchase rights set forth above, then such Offeror must follow the procedures set forth in Section 4 of the Shareholders Agreement prior to transferring the Offered Shares, except that such Offeror need not make the Offer again to the Corporation.

            The provisions of this Article V shall terminate and have no further effect upon the closing of a Qualified Public Offering.


                                   ARTICLE VI

                               STOCKHOLDER ACTION

            Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

                                   ARTICLE VII

                                    DIRECTORS

            A. GENERAL. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

            B. ELECTION OF DIRECTORS. Election of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

            C. NUMBER OF DIRECTORS; TERM OF OFFICE. The number of Directors of the Corporation shall be fixed exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be Christopher H. Greendale, Sophie Forest and Mark S. Skapinker; and the initial Class II Directors of the Corporation shall be Christopher M. Butler, Robert E. Davoli and Gary Rubinoff. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2001 and the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2002. At each annual meeting of stockholders, the successor or successors of the class of Directors whose term expires at that meeting shall be elected by a plurality of the votes cast at such meeting and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

            D. VACANCIES. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

            E. REMOVAL. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of two-thirds of the shares then entitled to vote at an election of directors. At least 45 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds therefor shall be sent to the Director whose removal will be considered at the meeting.

                                  ARTICLE VIII

                             LIMITATION OF LIABILITY

            A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Tenth Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

            Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

                                    ARTICLE V

                              AMENDMENT OF BY-LAWS

            A. AMENDMENT BY DIRECTORS. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

            B. AMENDMENT BY STOCKHOLDERS. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least two-thirds of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal by holders of voting stock, voting together as a single class.

                                    ARTICLE X

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

            The Corporation reserves the right to amend or repeal this Tenth Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Tenth Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required, and in addition to any other vote of holders of voting stock that is required by this Tenth Amended and Restated Certificate of Incorporation or by law, the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote therein as a class, at a duly constituted meeting of stockholders called expressly for such purpose shall be required to amend or repeal any provisions of this Tenth Amended and Restated Certificate of Incorporation; provided, however, that the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote on such amendment or repeal and the affirmative vote of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any of the provisions of Article V, Article VI, Article VII or Article IX of this Tenth Amended and Restated Certificate of Incorporation.